Exhibit 99.1

EMPIRE STATE REALTY TRUST ANNOUNCES JAMES D.

ROBINSON IV TO JOIN BOARD OF DIRECTORS

NEW YORK CITY, December 23, 2014 – Empire State Realty Trust, Inc. (NYSE: ESRT), a leading real estate investment trust with office and retail properties in Manhattan and the greater New York metropolitan area, today announced that James D. Robinson IV, a Founder and Managing Partner at RRE Ventures, has joined its Board of Directors effective January 1, 2015. Mr. Robinson is replacing Lawrence E. Golub, who has resigned effective year-end due to other commitments.

Mr. Robinson has been active within the technology community as a venture capitalist, entrepreneur and banker. He has led investments in, and served on the boards of, more than 40 companies, with a focus on networked technologies, data analysis, and financial services. Mr. Robinson was previously with H&Q Venture Capital in San Francisco and in 1994 co-founded InterVideo Response, a provider of in-stadium touchscreen ordering systems. He started his career with JP Morgan in global risk management and investment banking. He earned a bachelor’s degree in Computer Science and Business Administration at Antioch College and a Master of Business Administration from Harvard University.

“Jim adds valuable perspective as a member of our Board of Directors, with over 30 years of management and board experience in the industry which drives the bulk of the business and job growth in our market,” said Anthony E. Malkin, Empire State Realty Trust’s Chairman, Chief Executive Officer, and President. “We are pleased and excited to welcome him to Empire State Realty Trust. Also importantly, on behalf of the Board, I thank Lawrence for his contributions and service during our first year as a public company.”

Mr. Robinson added, “I am delighted to join Empire State Realty Trust’s Board of Directors and such an accomplished leadership team.”

About Empire State Realty Trust

Empire State Realty Trust, Inc. (NYSE: ESRT), a leading real estate investment trust (REIT), owns, manages, operates, acquires and repositions office and retail properties in Manhattan and the greater New York metropolitan area, including the Empire State Building, the world’s most famous office building. Headquartered in New York, New York, the Company’s office and retail portfolio covers 10.0 million rentable square feet, as of September 30, 2014, consisting of 9.3 million rentable square feet in 14 office properties, including nine in Manhattan, three in Fairfield County, Connecticut and two in Westchester County, New York; and approximately 731,000 rentable square feet in the retail portfolio. The Company also owns land at the Stamford, Connecticut Transportation Center that supports the development of an approximately 380,000 rentable square foot office building and garage.

Forward-Looking Statements

This press release includes “forward looking statements”. Forward-looking statements may be identified by the use of words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates,” “contemplates,” “aims,” “continues,” “would” or “anticipates” or the negative of these words and phrases or similar words or phrases. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: the factors included in (i) the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, including those set forth under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” and “Properties” and (ii) in future periodic reports filed by the Company under the Securities and Exchange Act of 1934, as amended. While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, or new information, data or methods, future events or other changes after the date of this press release, except as required by applicable law. For a further discussion of these and other factors that could impact the Company’s future results, performance or transactions, see the section entitled “Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2013, and in the Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. Prospective investors should not place undue reliance on any forward-looking statements, which are based only on information currently available to the Company (or to third parties making the forward-looking statements).

Empire State Realty Trust Investor Relations

212-850-2678

IR@empirestaterealtytrust.com